Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

The Royal Country Club and Recreation Holdings, Inc.
Room E, 4F., No. 106, Zhouzi Street,
Neihu District, Taipei City, 114
Taiwan (Republic of China)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 12, 2015, in the Registration Statement (Form S-1) and related Prospectus of The Royal Country Club and Recreation Holdings, Inc.

/s/    KCCW Accountancy Corp
Diamond Bar, California
January 26, 2016

KCCW Accountancy Corp. 22632 Golden Springs Dr. #230, Diamond Bar, CA 91765 USA Tel: +1 909 348 7228 • Fax: +1 909 895 4155 • info@kccwcpa.com